EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
07-18

Contacts:	James Haddox, CFO	Frank Poirot
	Reba Reid	Northeast Utilities
	Quanta Services, Inc.	(860) 665-3409
	713-629-7600	poirofj@nu.com
Quanta Services Secures MOU With Northeast Utilities
Quanta to Expand Role in Strengthening New England Transmission Network
HOUSTON — Nov. 5, 2007 — Quanta Services, Inc. (NYSE: PWR) today announced that it has signed a memorandum of understanding (MOU) with Northeast Utilities (NYSE: NU). The MOU establishes the general framework for a contract under which Quanta will provide transmission infrastructure services related to NU’s transmission build out. The contract intended by the MOU, which is expected to be finalized by the end of the year, will be valued at approximately $750 million starting in 2008 and extending through 2013.
     “A strong transmission grid is vital to New England’s safety, security and economic prosperity. Quanta’s proven expertise in transmission infrastructure services, nationwide scope and large workforce are key elements in solving transmission limitations in New England,” said Charles W. Shivery, chairman, president and chief executive officer of Northeast Utilities. “This arrangement builds on the ongoing success of the Middletown-Norwalk project where Quanta is providing transmission construction services across 45 miles in Connecticut. Quanta shares our commitment to strengthening electric reliability and reducing costly congestion in this region through upgrading the transmission infrastructure.”
     “We are eager to again join with NU to make power reliability a reality in New England,” said John R. Colson, chairman and chief executive officer of Quanta Services. “We are committed to enhancing the nation’s transmission infrastructure by strategically leveraging our expertise, our workforce and our resources.”
     The MOU will be discussed as part of a listen-only, live audio Webcast that will begin today at 7:30 a.m. Eastern Standard Time and will be available on Windows Media Player on the Investors section of the NU Web site at http://www.nu.com/investors/presentations.asp. For those who cannot listen to the live Webcast, an archive will be available on the NU (http://www.nu.com/investors/presentations.asp) and Quanta (http://www.quantaservices.com/investors/news.html) Websites.
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About Northeast Utilities
Northeast Utilities (NYSE: NU), a Fortune 500 energy company based in Connecticut, operates New England’s largest energy delivery system. NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers. For more information on Northeast Utilities, visit www.nu.com.
About Quanta Services
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include engineering, designing, installing, repairing and maintaining network infrastructure nationwide. With operations in all 50 states and Canada, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
This press release (and oral statements regarding the subject matter of this release, including those made on the conference call announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to: statements relating to the intention and ability of the parties to enter into definitive documentation that will encompass the general framework set forth in the non-binding memorandum of understanding (MOU) and the scope, services, term and results of any arrangements between the parties or any related projects, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, ability of the parties to negotiate and finalize definitive agreements with respect to the matters covered by the MOU; ability to obtain regulatory or other approvals or consents that may be necessary for the arrangement contemplated by the MOU or related projects; successful performance and completion of the intended contract; failure to realize the anticipated value of the intended contract; adverse changes in economic conditions and trends in relevant markets; future growth in the electric utility industry; the inability of customers to pay for services; cancellation provisions that may be present in the intended contract; and other factors affecting the business of the respective parties generally, including risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2006, Quanta’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 and June 30, 2007 and any other documents of Quanta filed with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made regarding the subject matter of this press release by any third party, including comments made on the webcast announced in this press release. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s web site at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.